NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST DECEMBER 31, 2003



Report of Votes of Shareholders (Unaudited)

A special meeting of shareholders of Neuberger Berman Advisers Management Trust Socially Responsive Portfolio (the Fund) was held on September 23, 2003. Upon completion of the acquisition of Neuberger Berman Inc. by Lehman Brothers Holdings Inc. (the Transaction), the management agreement between the Trust, on behalf of the Fund and Neuberger Berman Management Inc. (NB Management), and the sub-advisory agreement with respect to the Trust and each Fund between NB Management and Neuberger Berman LLC automatically terminated. To provide for continuity of management, the shareholders of the Fund voted on the following matters, which became effective upon completion of the Transaction on October 31, 2003

Proposal 1 To Approve a New Management Agreement between the Trust, on behalf of the Fund and NB Management

Votes For555,807.218
Votes Against7,692.494
Abstentions17,270.919

Proposal 2 To Approve a New SubAdvisory Agreement with respect to the Trust and each Fund, between NB Management and Neuberger Berman LLC

Votes For555,807.218
Votes Against7,692.494
Abstentions17,270.919

Abstentions were counted as shares that were present and entitled to vote for purposes of determining a quorum and had a negative effect on the proposals.